1
                        CALCULATION OF REGISTRATION FEE

                                           Maximum Aggregate    Amount of Registration
Title of Each Class of Securities Offered  Offering Price             Fee(1)
----------------------------------------- --------------------  ----------------------
         Capital Protected Notes             $25,000,000               $2,675.00

(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The $2,675.00 fee with respect to the $25,000,000 Capital Protected Notes sold pursuant to this registration statement is offset against those filing fees, and $2,400,012.62 remains available for future registration fees. No additional fee has been paid with respect to this offering.


PROSPECTUS Dated January 25, 2006                   Pricing Supplement No. 12 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-131266
Dated January 25, 2006                                   Dated February 17, 2006
                                                                  Rule 424(b)(2)

                                  $25,000,000
                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                              --------------------

                 Capital Protected Notes due February 23, 2010
               Based on the Selected Performance of Four Indices

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the selected performance of a basket initially composed of four indices: the S&P 500/Citigroup Growth Index, the S&P 500/Citigroup Value Index, the S&P SmallCap 600/Citigroup Growth Index and the MSCI EAFE Index, each of which we refer to as an underlying index and collectively as the underlying indices. Your return on the notes is based on the average of the highest index performances selected from the underlying indices then included in the basket on each of four specified determination dates over the term of the notes. However, following each determination date, the index with the highest index performance on that determination date will be removed from the basket.

o   The principal amount and issue price of each note is $1,000.

o   We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if any, equal to (i) $1,000 times (ii) 110%, which we refer to as the participation rate, times (iii) the selected index performance.

    o The selected index performance will be the greater of (a) zero and (b) the arithmetic average of the highest index performances, as selected on each of the four determination dates; provided, however, that after each determination date, the underlying index with the highest index performance on that determination date will be removed from the basket.

        >> On each determination date, the highest index performance will be selected from the index performances of the underlying indices remaining in the basket on that determination date.

        >> The index performance value of any underlying index on any determination date will be the percentage change in the value of that underlying index as measured from February 17, 2006, which we refer to as the pricing date.

        >> The determination dates will be February 16, 2007, February 15, 2008, February 17, 2009 and February 17, 2010.

o If the selected index performance is zero, you will receive only the principal amount of $1,000 and will not receive any supplemental redemption amount. In no event will the payment at maturity be less than the principal amount of $1,000.

o Investing in the notes is not equivalent to investing in the underlying indices or their component stocks.

o   The notes will not be listed on any securities exchange.

o   The CUSIP number for the notes is 61747Y394.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                              ------------------
                                  PRICE 100%
                              ------------------

                                   Price to          Agent's        Proceeds to
                                    Public       Commissions(1)       Company
                               --------------- ----------------- ---------------
Per note.......................      100%             0.80%           99.20%
Total..........................   $25,000,000       $200,000        $24,800,000

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes-Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissao de Calores Mobiliarios (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than
(i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

          (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

          (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

          (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

          (d).otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the selected index performance of a basket of indices initially composed of the S&P 500/Citigroup Growth Index, the S&P 500/Citigroup Value Index, the S&P SmallCap 600/Citigroup Growth Index and the MSCI EAFE Index. These notes combine features of debt and equity by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the selected index performance of the underlying indices. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the selected index performance of the underlying indices.

     "Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "S&P 500/Citigroup Growth," "S&P 500/Citigroup Value," "S&P SmallCap 600(R)" and "S&P SmallCap 600/Citigroup Growth" are trademarks of The McGraw-Hill Companies, Inc. and Citigroup, Inc. and have been licensed for use by Morgan Stanley. "MSCI(R)" and "EAFE(R)" are trademarks of Morgan Stanley Capital International and have been licensed for use by Morgan Stanley.

Each note costs $1,000   We, Morgan Stanley, are offering you Capital Protected
                         Notes due February 23, 2010, Based on the Selected
                         Performance of Four Indices, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

                         The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity      Unlike ordinary debt securities, the notes do not pay
                         interest. Instead, at maturity, if the average of the highest index performances, as selected on each of four specified determination dates is greater than zero, you will receive the principal amount of $1,000 plus a supplemental redemption amount based on the selected index performance.

                                   100% Principal Protection

                         At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

                                     The Supplemental Redemption Amount
                                         Based on the Selected Index
                                     Performance of the Underlying Indices

                         The supplemental redemption amount will be equal to
                         (i) $1,000 times (ii) 110%, which we refer to as the participation rate, times (iii) the selected index performance. The selected index performance will be the greater of (a) zero and (b) the arithmetic average of the highest index performances, as selected on each of the four determination dates; provided, however, that after each determination date, the underlying index determined to have had the highest index performance for that determination date will be removed from the basket. On each succeeding determination date the highest index performance will be selected from only those underlying indices then remaining in the basket.

                         The supplemental redemption amount will be calculated as follows:

                      supplemental
                        redemption amount    =  $1,000  x  participation rate  x  selected index performance where,

                         participation rate  =  110%

                         selected index
                           performance       =   the greater of (i) zero and (b) the arithmetic average
                                                 of the highest index performances, as selected on each
                                                 of the four determination dates from the index
                                                 performances of those underlying indices remaining in
                                                 the basket.


                         highest index
                           performance       =   the index performance determined by the calculation
                                                 agent to be the highest of any underlying index
                                                 remaining in the basket as of such determination date.
                                                 On the final determination date, the highest index
                                                 performance will be the index performance of the sole
                                                 underlying index remaining in the basket.


                                                 (final index value - initial index value)
                         index performance   =   -----------------------------------------
                                                           initial index value

                         initial index value =   o  for the S&P 500/Citigroup Growth Index, the S&P
                                                    500/Citigroup Value Index and the S&P SmallCap
                                                    600/Citigroup Growth Index, the index closing
                                                    value on the pricing date;

                                                 o  for the MSCI EAFE Index, the index closing value
                                                    on the index business day immediately following
                                                    the pricing date

                         final index value   =   the index closing value of each underlying index on the
                                                 relevant determination date

                         determination dates =   February 16, 2007, February 15, 2008, February 17, 2009
                                                 and February 17, 2010, in each case subject to
                                                 adjustment in the event of certain market disruption
                                                 events

                         If the final index value is less than or equal to the initial index value for any underlying index on any determination date, the index performance value will be negative. If on any determination date, the index performances of all underlying indices then included in the basket are negative, a negative index performance will be selected as the highest index performance for that particular determination date. If a negative index performance is so selected, it will offset some or all of any positive highest index performances selected on other determination dates.

                         If the selected index performance is negative or zero, you will receive at maturity only the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount. On PS-7, we have provided examples of hypothetical payouts on the notes.

                         You can review the historical values of the S&P 500/Citigroup Growth Index, the S&P 500/Citigroup Value Index and the S&P SmallCap 600/Citigroup Growth Index for the period from January 1, 2001 to February 17, 2006, and of the MSCI EAFE Index for the period from January 1, 2001 to February 20, 2006 in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the underlying indices is not reflected in the levels of the underlying indices and, therefore, has no effect on the calculation of the payment at maturity.

The basket of            The basket is initially composed of the four indices
underlying indices       in the table below, which also sets forth the
                         Bloomberg page and the initial index value for each underlying index:

                                                                                    Initial Closing Value of
                                     Underlying Index              Bloomberg Page       Underlying Index
                         --------------------------------------- ----------------- -------------------------
                         S&P 500/Citigroup Growth Index                 SGX                  609.52
                         S&P 500/Citigroup Value Index                  SVX                  674.10
                         S&P SmallCap 600/Citigroup Growth Index        SMLG                 249.82
                         MSCI EAFE Index                                MXEA                1,745.96

                         However, following each determination date, the underlying index that is determined by the calculation agent to have had the highest index performance on that determination date will be removed from the basket. On each succeeding determination date, the highest index performance will be selected from only those underlying indices remaining in the basket.

MS & Co. will be the     We have appointed our affiliate, Morgan Stanley & Co.
calculation agent        Incorporated, which we refer to as MS & Co., to act as
                         calculation agent for JPMorgan Chase Bank, N.A.
                         (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co.
                         will determine the initial index values, the final index values, the index performance values, the highest index performances, the selected index performance and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be        The notes will be treated as "contingent payment debt
treated as contingent    instruments" for U.S. federal income tax purposes, as
payment debt instruments described in the section of this pricing supplement for U.S. federal income called "Description of Notes -- United States Federal
tax purposes             Income Taxation." Under this treatment, if you are a
                         U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called "Description of Notes -- United States Federal Income Taxation" and, specifically the sections called "United States
                         Federal Taxation -- Tax Consequences to U.S. Holders
                         -- Notes -- Notes Linked to Commodity Prices, Single
                         Securities, Baskets of Securities or Indices" and
                         "United States Federal Taxation -- Tax Consequences to
                         U.S. Holders -- Backup

                         Withholding and Information Reporting" in the accompanying prospectus supplement. The sections in the accompanying prospectus supplement referred to above is hereafter referred to as the "Tax Disclosure Sections."

                         If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income
                         Taxation--Non-U.S. Holders."

                         You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find       The notes are senior notes issued as part of our
more information on      Series F medium-term note program. You can find a
the notes                general description of our Series F medium-term note
                         program in the accompanying prospectus supplement dated January 25, 2006 and prospectus dated January
                         25, 2006. We describe the basic features of this type of note in the section of the prospectus supplement called "Description of Notes" and the section of the prospectus called "Description of Securities."

                         Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us          You may contact your local Morgan Stanley branch
                         office or our principal executive offices at 1585
                         Broadway, New York, New York 10036 (telephone number
                         (212) 761-4000).

                       HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if any, equal to (i) $1,000 times (ii) the participation rate times (iii) the selected index performance. The selected index performance will be the greater of (a) zero and (b) the arithmetic average of the highest index performances, as selected on each of the four determination dates; provided, however, that after each determination date, the underlying index determined to have had the highest index performance for that determination date will be removed from the basket, and on the succeeding determination dates the highest index performance will be selected from only those underlying indices remaining in the basket.

     The index performance value of any underlying index on each determination date will be the percentage change in the value of that underlying index to that determination date, as measured from the pricing date.

     Presented below is a hypothetical example showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.

Example:

The index performance of any underlying index on each determination date is calculated as follows:

Hypothetical Initial Index Value:       100
Hypothetical Final Index Value:         140


                             (Final Index Value - Initial Index Value)      140 - 100
Index Performance     =      -----------------------------------------   =  ----------  =  0.40
                                      Initial Index Value                      100

     In the example above, the index performance of a hypothetical underlying index is 40% or 0.40 for the period from the pricing date until the hypothetical determination date.

     If the final index value is less than or equal to the initial index value on any determination date, the index performance will be negative. If on any determination date, the index performances of all underlying indices then included in the basket are negative, a negative index performance will be selected to be the highest index performance for that particular determination date. If a negative index performance is so selected, it will offset some or all of any positive highest index performances selected on other determination dates.

     If the selected index performance is zero, there will be no supplemental redemption amount and you will receive only the return of your $1,000 principal amount at maturity.

     The following three examples illustrate the payout at maturity on the notes, for a range of hypothetical index performances for the underlying indices as determined on each of the four determination dates. The examples demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the selected index performance and the elimination of an underlying index from the basket on each determination date.

Issue Price per note:     $1,000
Participation Rate:       110%

     Example 1: All four highest index performances are greater than or equal to zero.

                                       -----------------------------------------------------------------
                                               1st             2nd             3rd             Final
                                          Determination    Determination   Determination   Determination
                                               Date            Date            Date             Date
                                       -----------------------------------------------------------------
          S&P 500/Citigroup Growth Index        9%              13%             15%              -
           S&P 500/Citigroup Value Index        7%              20%              -               -
 S&P SmallCap 600/Citigroup Growth Index        12%              -               -               -
                         MSCI EAFE Index        10%              8%              9%             8%
--------------------------------------------------------------------------------------------------------
              Highest Index Performance:        12%             20%             15%             8%
--------------------------------------------------------------------------------------------------------

     In the example above, the four highest index performances are: 12%, 20%, 15% and 8%. The selected index performance is calculated by determining the greater of zero and the arithmetic average of the four highest index performances, as shown below:

         Average of Highest Index          (12%+20%+15%+8%)
            Performances             =   --------------------  =   13.75%
                                                   4

     Because the average of the highest index performances is greater than zero, the selected index performance will equal 13.75%. Thus, the supplemental redemption amount per note will equal:

       Supplemental Redemption  =  $1,000  x  110%  x  13.75%  =   $151.25
          Amount

     At maturity, for each note the investor receives $1,151.25, the sum of the principal amount of $1,000 and the supplemental redemption amount of $151.25.

     Example 2: Two of the highest index performances are positive, two of the highest index performances are negative.

                                           --------------------------------------------------------------------
                                                 1st              2nd              3rd               Final
                                             Determination    Determination    Determination     Determination
                                                 Date             Date             Date               Date
                                           --------------------------------------------------------------------
            S&P 500/Citigroup Growth Index        4%             -4%                 -                  -
             S&P 500/Citigroup Value Index        6%             -12%                0%                -3%
   S&P SmallCap 600/Citigroup Growth Index        3%             -8%                 9%                 -
                           MSCI EAFE Index        10%             -                  -                  -
---------------------------------------------------------------------------------------------------------------
                Highest Index Performance:        10%            -4%                 9%                -3%
---------------------------------------------------------------------------------------------------------------

     In the example above, the four highest index performances are: 10%, -4%, 6% and -9%. The selected index performance is calculated by determining the greater of zero and the arithmetic average of the four highest index performances, as shown below:

      Average of Highest Index         [10%+(-4)%+9%+(-3)%]
          Performances           =    ----------------------   =    3%
                                                 4

     Because the average of the highest index performances is greater than zero, the selected index performance will equal 3%. Thus, the supplemental redemption amount per note will equal:

        Supplemental Redemption   =   $1,000  x  110%   x   3%  =   $33
            Amount

     At maturity, for each note the investor receives $1,033, the sum of the principal amount of $1,000 and the supplemental redemption amount of $33.

     Example 3:  All four highest index performances are less than zero.

                                           --------------------------------------------------------------------
                                                 1st              2nd              3rd               Final
                                             Determination    Determination    Determination     Determination
                                                 Date             Date             Date               Date
                                           --------------------------------------------------------------------
            S&P 500/Citigroup Growth Index        -5%               -7%              -                 -
             S&P 500/Citigroup Value Index        -3%                -               -                 -
   S&P SmallCap 600/Citigroup Growth Index       -20%               -15             -13%              -7%
                           MSCI EAFE Index       -11%               -10%             -6%               -
---------------------------------------------------------------------------------------------------------------
                Highest Index Performance:        -3%               -7%                -6%                -7%
---------------------------------------------------------------------------------------------------------------

     In the example above, the four highest index performances are: -3%, -7%, -6% and -7%. The selected index performance is calculated by determining the greater of zero and the arithmetic average of the four highest index performances, as shown below:

       Average of Highest Index        [(-3%)+(-7%)+(-6%)+(-7%)]
          Performances            =   ---------------------------  =   -5.75%
                                                  4

     Because the average of the highest index performances is less than zero, the selected index performance will be 0. Thus, there is no supplemental redemption amount and the investor receives only the principal amount of $1,000 for each note at maturity.

     You should note that following the removal of an underlying index from the basket, its index performance on subsequent determination dates will have no impact on the selected index performance calculation, even if its index performance on any subsequent determination date is higher than the index performance of those underlying indices remaining in the basket.

     You can review the historical values of the S&P 500/Citigroup Growth Index, the S&P 500/Citigroup Value Index and the S&P SmallCap 600/Citigroup Growth Index for the period from January 1, 2001 to February 17, 2006, and of the MSCI EAFE Index for the period from January 1, 2001 to February 20, 2006 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the underlying indices based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt, are riskier than ordinary debt securities and do not pay interest. Investing in the notes is not equivalent to investing directly in the underlying indices. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior   The terms of the notes differ from those of ordinary
notes, the notes do      debt securities in that we will not pay interest on
not pay interest         the notes. Because the supplemental redemption amount
                         due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the selected index performance of a basket initially composed of four underlying indices.

The notes may not pay    If the average of the highest index performances is
more than the principal  negative or zero, you will receive only the principal
amount at maturity       amount of $1,000 for each note you hold at maturity.


The notes will not be    The notes will not be listed on any securities
listed                   exchange. Therefore, there may be little or no
                         secondary market for the notes. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS
                         & Co. is willing to transact. If at any time MS & Co.
                         were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the Several factors, many of which are beyond our control, notes influenced by will influence the value of the notes in the secondary
many unpredictable       market and the price at which MS & Co. may be willing
factors                  to purchase or sell the notes in the secondary market,
                         including:

                         o the closing value of each underlying index remaining in the basket at any time and, in particular, on the specified determination dates

                         o the volatility (frequency and magnitude of changes in value) of the underlying indices

                         o   interest and yield rates in the market

                         o geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities underlying the underlying indices or stock markets generally and that may affect the final index values

                         o   the time remaining to the maturity of the notes

                         o the dividend rate on the stocks underlying the underlying indices remaining in the basket

                         o   our creditworthiness

                         Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the index closing values of the relevant underlying indices are at, below or not sufficiently above the initial index value of such underlying indices, or if market interest rates rise.

                         You cannot predict the future performance of the underlying indices based on their historical performance. We cannot guarantee that on any of the determination dates and the final index values of the relevant underlying indices will be higher than the initial index values so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of         Assuming no change in market conditions or any other
commissions and          relevant factors, the price, if any, at which MS & Co.
projected profit from    is willing to purchase notes in secondary market
hedging in the original  transactions will likely be lower than the original
issue price is likely    issue price, since the original issue price included,
to adversely affect      and secondary market prices are likely to exclude,
secondary market prices  commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

A positive highest       If with respect to any Underlying Index the final
index performance        index value is less than or equal to the initial index
may be partially or      value on any determination date, the index performance
wholly offset by any     will be negative. If on any determination date, the
negative highest index   index performances of all underlying indices then
performance              included in the basket are negative, a negative index
                         performance will be selected to be the highest index performance for that particular determination date. If a negative index performance is so selected, it will offset some or all of any positive highest index performances selected on other determination dates.

                         You can review the historical values of the S&P 500/Citigroup Growth Index, the S&P 500/Citigroup Value Index and the S&P SmallCap 600/Citigroup Growth Index for the period from January 1, 2001 to February 17, 2006, and of the MSCI EAFE Index for the period from January 1, 2001 to February 20, 2006 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of any of the underlying indices, or whether any positive highest index performances will be offset by negative highest index performances, based on the historical performance of any of the underlying indices. In addition, there can be no assurance that the average of the highest index performances will be positive. If the average of the highest index performances is negative or zero, you will receive at maturity only the principal amount of the notes.

Investing in the notes   Because the highest performing underlying index on
is not equivalent to     each determination date is removed from the basket,
investing in the         any subsequent index performance of a removed
underlying indices       underlying index will have no impact on the selected
                         index performance calculation, even if its index performance on any subsequent determination date is higher than the index performances of those underlying indices remaining in the basket.

There are risks          Investments in securities indexed to the value of
associated with          foreign equity securities involve risks associated
investments in           with the foreign securities market, including
securities indexed       volatility, governmental intervention and
to the value of foreign  cross-shareholdings among companies in the foreign
equity securities        index. Also, there is generally less publicly
                         available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The notes are subject    Because the prices of the component securities in the
to currency exchange     MSCI EAFE Index are converted into U.S. dollars for
risk with respect to     purposes of calculating the value of the component
the MSCI EAFE Index      country indices and the MSCI EAFE Index, holders of
                         the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the MSCI EAFE Index. An investor's net exposure will depend on the extent to which the currencies of the component country indices strengthen or weaken against the U.S. dollar and the relative weight of each component country index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the MSCI EAFE
                         Index will be adversely affected and the payment at maturity of the notes may be reduced.

                         Of particular importance to potential currency exchange risk are:

                         o   existing and expected rates of inflation

                         o   existing and expected interest rate levels

                         o   the balance of payments

                         o the extent of governmental surpluses or deficits in the component countries and the United States of America

                         All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Adjustments to the       Standard & Poor's, the publisher of the S&P
underlying indices       500/Citigroup Growth Index, the S&P 500/Citigroup
could adversely affect   Value Index and S&P SmallCap 600/Citigroup Growth
the value of the notes   Index, is responsible for calculating and maintaining
                         the S&P 500/Citigroup Growth Index, the S&P
                         500/Citigroup Value Index and S&P SmallCap
                         600/Citigroup Growth Index. Morgan Stanley Capital
                         International, the publisher of the MSCI EAFE Index, is responsible for calculating and maintaining the MSCI EAFE Index.

                         The publisher of any underlying index can add, delete or substitute the stocks underlying such underlying index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index. Any of these actions could adversely affect the value of the notes.

                         The publisher of any underlying index may discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, on the following determination date(s) the index closing value of such discontinued underlying index will be an amount based on the closing prices of the remaining underlying indices and the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the closing value last in effect prior to discontinuance of the applicable underlying index.

You have no shareholder  As an investor in the notes, you will not have voting rights rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any underlying index.

The economic interests   The economic interests of the calculation agent and
of the calculation       other of our affiliates are potentially adverse to
agent and other of our   your interests as an investor in the notes.
affiliates are
potentially adverse to   As calculation agent, MS & Co. will determine the
your interests           initial index values, the final index values, the
                         index performances, the selected index performance and calculate the supplemental redemption amount, if any, you will receive at maturity.

                         Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a discontinuance of an underlying index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of an Underlying Index; Alteration of Method of Calculation."

                         The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading      MS & Co. and other affiliates of ours have carried
activity by the          out, and will continue to carry out, hedging
calculation agent and    activities related to the notes (and possibly to other
its affiliates could     instruments linked to the underlying indices or their
potentially adversely    component stocks), including trading in the stocks
affect the values of     underlying the underlying indices as well as in other
the underlying indices   instruments related to the underlying indices. MS &
                         Co. and some of our other subsidiaries also trade the stocks underlying the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the date of this pricing supplement could potentially have increased the initial index values and, as a result, could have increased the values at which the underlying indices must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes.
                         Additionally, such hedging or trading activities during the term of the notes could potentially affect the values of the underlying indices on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be        The notes will be treated as "contingent payment debt
treated as contingent    instruments" for U.S. federal income tax purposes, as
payment debt             described in the section of this pricing supplement
instruments for U.S.     called "Description of Notes -- United States Federal
federal income tax       Income Taxation." Under this treatment, if you are a
purposes                 U.S. taxable investor, you will generally be subject
                         to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called "Description of Notes -- United States Federal Income Taxation" and, specifically the sections called "United States
                         Federal Taxation -- Tax Consequences to U.S. Holders
                         -- Notes -- Notes Linked to Commodity Prices, Single
                         Securities, Baskets of Securities or Indices" and
                         "United States Federal Taxation -- Tax Consequences to
                         U.S. Holders -- Backup Withholding and Information
                         Reporting" in the accompanying prospectus supplement.
                         The sections in the accompanying prospectus supplement referred to above is hereafter referred to as the "Tax
                         Disclosure Sections."

                         If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes -- United States Federal Income Taxation -- Non-U.S. Holders."

                         You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus and prospectus supplement. The term "Notes" refers to each $1,000 principal amount of any of our Capital Protected Notes Due February 23, 2010, Based on the Selected Performance of Four Indices. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount...   $25,000,000

Pricing Date.................   February 17, 2006, the day on which we price
                                the Notes for initial sale to the public.

Original Issue Date
(Settlement Date )...........   February 23, 2006

Maturity Date................   February 23, 2010, subject to extension in
                                accordance with the following paragraph in the event of a Market Disruption Event on the final
                                Determination Date.

                                If, due to a Market Disruption Event or
                                otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Determination Date as so postponed. See "--Determination Dates" below.

Interest Rate................   None

Specified Currency...........   U.S. Dollars

CUSIP Number.................   61747Y394

Minimum Denominations........   $1,000

Issue Price..................   $1,000 (100%)

The Basket of Underlying
Indices......................   The Basket is initially composed of the four
                                indices are the indices set forth in the table below (each an "Underlying Index" and, collectively, the "Underlying Indices"). The table also indicates the relevant Bloomberg
                                Page and the Initial Index Value for each of the Underlying Indices.

                                                               Initial Closing
                                                   Bloomberg       Value of
                      Underlying Index               Page      Underlying Index
        ---------------------------------------- ----------- ------------------
        S&P 500/Citigroup Growth Index                SGX           609.52
        S&P 500/Citigroup Value Index                 SVX           674.10
        S&P SmallCap 600/Citigroup Growth Index      SMLG           249.82
        MSCI EAFE Index                              MXEA          1,745.96

                                However, following each Determination Date, the Underlying Index that is determined by the Calculation Agent to have the Highest Index Performance on that Determination Date shall be removed from the Basket, and any references to the Basket thereafter shall be deemed to refer only to the Underlying Indices then remaining in the Basket.

                                In this "Description of Notes," references to Underlying Indices will include any Successor Indices (as defined under "--Discontinuance of an Underlying Index; Alteration of Method of Calculation" below), unless the context requires otherwise.

Payment at Maturity..........   At maturity, upon delivery of the Notes to the
                                Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental
                                Redemption Amount, if any, as determined by the Calculation Agent.

                                We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect that the Payment at Maturity will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount.......................   The Supplemental Redemption Amount will be
                                equal to (i) $1,000 times (ii) the
                                Participation Rate times (iii) the Selected
                                Index Performance; provided that the
                                Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final
                                Determination Date. The Supplemental Redemption
                                Amount is described by the following formula:

      Supplemental Redemption
         Amount                  =  $1,000  x  Participation Rate  x  Selected Index Performance

Participation Rate...........   110%

Selected Index Performance...   The greater of (i) zero and (ii) the arithmetic
                                average of the Highest Index Performances, as selected on each of the four Determination
                                Dates, provided, however, that after each Determination Date, the Underlying Index determined to have had the Highest Index
                                Performance on that Determination Date will be removed from the Basket, such that on the succeeding Determination Date the Highest Index
                                Performance will be selected from only those Underlying Indices remaining in the Basket.
                                Consequently,

                                o   on the first Determination Date, the
                                    Highest Index Performance will be selected from the Index Performances of the four initial Underlying Indices, and the Underlying Index with the Highest Index Performance will be removed from the Basket;

                                o   on the second Determination Date, the
                                    Highest Index Performance will be selected from the Index Performances of the three remaining Basket Indices, and the Underlying Index with the Highest Index Performance will be removed from the Basket;

                                o   on the third Determination Date, the
                                    Highest Index Performance will be selected from the Index Performances of the two remaining Underlying Indices, and the Underlying Index with the Highest Index Performance will be removed from the Basket;

                                o on the last Determination Date, since only one Underlying Index will then remain in the Basket, the Highest Index Performance will be the Index Performance of the only remaining Underlying Index.

                                The Calculation Agent will calculate the Selected Index Performance on the final Determination Date.

                                The Selected Index Performance can be described by the following formula:

                                       [  4                                          ]
                                       [ ____                                        ]
                                       [ \                                           ]
     Selected Index Performance = Max  [  \   (1/4 X Higest Index Performance(t)), 0%]
                                       [  /                                          ]
                                       [ /___                                        ]
                                       [  T=1                                        ]


                                where,
                                       "t" means the relevant Determination Date

Highest Index Performance....   The Index Performance determined by the
                                Calculation Agent to be the highest of any Underlying Index remaining in the Basket as of such Determination Date. On the final
                                Determination Date, the Highest Index
                                Performance will be the Index Performance of the sole Underlying Index remaining in the Basket.

                                If on any Determination Date the Index
                                Performances of two or more of the Underlying Indices are tied as the highest Index Performances of those Underlying Indices remaining in the Basket, the Calculation Agent shall select as the Highest Index Performance for that Determination Date the Index Performance that has the highest 50-Day Index Volatility as of that Determination Date, as determined by the Calculation Agent. 50-Day Index Volatility means the average historical index volatility for the period of 50 calendar days, excluding weekends, ending on the calendar day immediately prior to the relevant Determination Date as such average historical index volatility for such index is displayed on Bloomberg screen HVG (using the settings N=50 and Market: T) (or any successor thereto); provided that if the 50-Day Index Volatility of such index is not then displayed on Bloomberg, then the Calculation Agent, in its sole discretion, will determine the applicable 50-Day Index Volatility.

Index Performance............   The Index Performance is a fraction, the
                                numerator of which will be the Final Index
                                Value minus the Initial Index Value and the denominator of which will be the Initial Index
                                Value. On each

                                Determination Date, the Index Performance is calculated to such Determination Date from the Pricing Date. The Index Performance is described by the following formula:

                                                         (Final Index Value - Initial Index Value)
                                 Index Performance   =   ------------------------------------------
                                                                    Initial Index Value

Initial Index Value..........   The Initial Index Value will equal:

                                o for the S&P 500/Citigroup Growth Index, the S&P 500/Citigroup Value Index and the S&P SmallCap 600/Citigroup Growth Index, the Index Closing Value of each on the Pricing Date;

                                o for the MSCI EAFE Index, the Index Closing Value on the Index Business Day following the Pricing Date.

Final Index Value............   For any Underlying Index, the Index Closing
                                Value of such Underlying Index on the relevant
                                Determination Date.

Index Closing Value..........   For any Underlying Index on any Index Business
                                Day, the closing value of such Underlying Index or any Successor Index (as defined under "--Discontinuance of an Underlying Index;
                                Alteration of Method of Calculation" below) as displayed on the applicable Bloomberg Page at the regular weekday close of trading on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of an Underlying Index described under "--Discontinuance of an
                                Underlying Index; Alteration of Method of
                                Calculation."

Bloomberg Page...............   The display page so designated by Bloomberg
                                Financial Markets ("Bloomberg"), as noted under "--Underlying Indices" above, or any other display page that may replace that display page on Bloomberg and any successor service thereto.
                                If Bloomberg or any successor service no longer displays the S&P 500/Citigroup Growth Index
                                Closing Value, the S&P 500/Citigroup Value
                                Index Closing Value, S&P SmallCap 600/Citigroup
                                Growth Index Closing Value or the MSCI EAFE
                                Index Closing Value (each, an "Index Closing
                                Value"), then the Calculation Agent will designate an alternate source of such Index
                                Closing Value, which shall be the publisher of such Underlying Index, unless the Calculation
                                Agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to such Underlying Index.

Index Business Day...........   Any day other than a Saturday or Sunday on
                                which any relevant Index Closing Value is calculated.

Determination Dates..........   February 16, 2007, February 15, 2008, February
                                17, 2009 and February 17, 2010, in each such case subject to adjustment for non-Index
                                Business Days or Market Disruption Events with respect to any Underlying Index as described in the two following paragraphs.

                                If any of the first three scheduled
                                Determination Dates is not an Index Business
                                Day with respect to any Underlying Index then remaining in the Basket or if a Market Disruption Event occurs on any such date with respect to any such Underlying Index, such Determination Date with respect to all the Underlying Indices then remaining in the Basket will be the immediately succeeding Index Business Day during which no Market Disruption Event with respect to any such Underlying Index shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the first three scheduled Determination Dates, the Calculation Agent will determine the Index Closing Values for all the Underlying Indices then remaining in the Basket on such fifth succeeding Index Business Day and, with respect to any Underlying Index that is subject to a Market Disruption Event, the Calculation Agent will determine the Index Closing Value in accordance with the formula for calculating the value of the applicable Underlying Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Index Business Day of each security most recently comprising the applicable Underlying Index.

                                If February 17, 2010 (the final scheduled
                                Determination Date) is not an Index Business
                                Day or if there is a Market Disruption Event with respect to any Underlying Index on such day, the final Determination Date for such Underlying Index will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Trading Day..................   A day, as determined by the Calculation Agent,
                                on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the
                                American Stock Exchange, Inc. ("AMEX"), the
                                Nasdaq National Market, the Chicago Mercantile
                                Exchange and the Chicago Board of Options
                                Exchange, in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note............   Book Entry. The Notes will be issued in the
                                form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                Global Securities" in the accompanying
                                prospectus.

Senior Note or Subordinated
Note.........................   Senior

Trustee......................   JPMorgan Chase Bank, N.A. (formerly known as
                                JPMorgan Chase Bank)

Agent........................   Morgan Stanley & Co. Incorporated and its
                                successors ("MS & Co.")

Market Disruption Event......   Market Disruption Event means, with respect to
                                any Underlying Index, the occurrence or
                                existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of such Underlying Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant
                                Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate;
                                or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation
                                Agent in its sole discretion.

                                For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in an Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Underlying Index shall be based on a comparison of (x) the portion of the value of such Underlying Index attributable to that security relative to (y) the overall value of such Underlying Index, in each case immediately before that suspension or limitation.

                                For purposes of determining whether a Market
                                Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on a Underlying Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Underlying Index and

                                (5) a "suspension, absence or material
                                limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to a Underlying Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange............   The primary exchange or market of trading for
                                any security then included in any Underlying
                                Index or any Successor Index.

Alternate Exchange
  Calculation in Case of an
  Event of Default ..........   In case an event of default with respect to the
                                Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the
                                "Acceleration Amount") will be equal to the $1,000 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Highest Index
                                Performance for any Determination Date
                                scheduled to occur on or after the date of such acceleration were the Highest Index Performance on the date of acceleration.

                                If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent............   MS & Co.

                                All determinations made by the Calculation
                                Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                All calculations with respect to the Index
                                Performances of the Underlying Indices, the Selected Index Performance and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Highest Index Performance, the Selected Index Performance, the Supplemental Redemption Amount or whether a

                                Market Disruption Event has occurred. See
                                "--Market Disruption Event" above and
                                "--Discontinuance of an Underlying Index;
                                Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P/Citigroup Growth-
  Value Methodology..........   We have derived all information contained in
                                this pricing supplement regarding the S&P
                                500/Citigroup Growth and Value Indices
                                including, without limitation, their make-up, method of calculation and changes in its components, from publicly available information. On December 19, 2005, the S&P/
                                Citigroup Index series became S&P's official style series replacing the S&P/ Barra Indices, which had been published and maintained by S&P since May 1992. The new S&P/Citigroup methodology was developed to measure growth and value characteristics based on seven different growth and value factors, while acknowledging that some companies exhibit neither strong growth nor value attributes. The S&P/ Barra methodology assigned stocks to value or growth indices based on price-to-book ratios, and only identified stocks as pure growth or pure value.

                                The S&P 500 Index measures growth and value across seven factors, including: earnings-per-share growth rate, sales-per-share growth rate, internal growth rate, book-to-price ratio, cash flow-to-price ratio, sales-to-price ratio and dividend yield. After standardizing the factor scores, each company is assigned a growth score and a value score by averaging its individual growth and value scores, respectively. All 500 companies are then ranked twice, once by growth and once by value. The ratio of a company's growth rank divided by its value rank determines its style index membership. Companies in the top 33% of this list as measured by weight in the S&P 500 Index have all of their market capitalization assigned to the S&P 500/Citigroup Growth Index. Companies in the bottom 33% of this list as measured by weight in the S&P 500 Index have all of their market capitalization assigned to the S&P 500/Citigroup Value Index. Companies in the middle 34% of this list have their market capitalization distributed between the growth and value style indices according to their similarity to the average company in each of the two groups. This methodology results in some companies being members of both the growth and value indices, but because the market capitalization of these companies is split between the two indices, the summed total capitalization of the growth and value indices equals the total capitalization of the parent index, the S&P 500 Index. Growth scores and value scores are reviewed and indices are rebalanced once a year on the third Friday of December, in line with futures and options expiries. For more information on the S&P 500 Index, see "The S&P 500 Index" below.

The S&P 500/Citigroup
Growth Index.................   The S&P 500/Citigroup Growth Index is an
                                unmanaged float adjusted market capitalization weighted index comprised of stocks representing approximately half the market capitalization of the S&P 500 Index that have been identified as being on the "growth" end of the growth-value spectrum. For a brief summary of the methodology for making this determination, see "The S&P 500/Citigroup
                                Growth-Value Methodology" above. For more information on the S&P 500 Index, see "The S&P
                                500 Index" below.

The S&P 500/Citigroup Value
Index........................   The S&P 500/Citigroup Value Index is an
                                unmanaged float adjusted market capitalization weighted index comprised of stocks representing approximately half the market capitalization of the S&P 500 Index that have been identified as being on the "value" end of the growth-value spectrum. For a brief summary of the methodology for making this determination, see
                                "The S&P 500/Citigroup Growth-Value
                                Methodology" above. For more information on the S&P 500 Index, see "The S&P 500 Index" below.

The S&P SmallCap
600/Citigroup Growth Index...   The S&P SmallCap 600/Citigroup Growth Index is
                                an unmanaged float adjusted market
                                capitalization weighted index comprised of stocks representing approximately half the market capitalization of the S&P 600 Index that have been identified as being on the "growth" end of the growth-value spectrum. For a brief summary of the methodology for making this determination, compare to "The S&P
                                500/Citigroup Growth Index" above. For more information on the S&P 600 Index, see "The S&P
                                600 Index" below.

The S&P 500 Index............   The S&P 500 Index was developed by Standard &
                                Poor's Corporation, which we refer to as S&P, and is calculated, maintained and published by S&P.

                                The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                The S&P 500 Index is calculated using a
                                base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

                                The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required:

                                                                                           Divisor
                                        Type of                                           Adjustment
                                   Corporate Action            Adjustment Factor           Required
                                ---------------------- -------------------------------- -------------
                                Stock split             Shares Outstanding multiplied         No
                                  (i.e., 2-for-1)       by 2; Stock Price divided by 2

                                Share issuance          Shares Outstanding plus newly        Yes
                                  (i.e., Change = 5%)   issued Shares

                                    PS-232

                                                                                           Divisor
                                        Type of                                           Adjustment
                                   Corporate Action            Adjustment Factor           Required
                                ---------------------- -------------------------------- -------------
                                Share repurchase        Shares Outstanding minus             Yes
                                  (i.e., Change = 5%)   Repurchased Shares

                                Special cash dividends  Share Price minus Special            Yes
                                                        Dividend

                                Company change          Add new company Market Value         Yes
                                                        minus old company Market Value

                                Rights offering         Price of parent company minus        Yes

                                                                 Price of Rights
                                                                 ---------------
                                                                   Right Ratio

                                Spin-Off                Price of parent company minus        Yes

                                                              Price of Spinoff Co.
                                                              --------------------
                                                              Share Exchange Ratio

                                Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500 Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                 Post-Event Aggregate Market Value
                                 ------------------------------------  =  Pre-Event Index Value
                                            New Divisor

                                                                       Post-Event Market Value
                                                    New Divisor    =   -----------------------
                                                                       Pre-Event Index Value

                                A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

                                The S&P 500 Index and S&P's other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company's outstanding shares. Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company's own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons. In March 2005 the official S&P U.S. indices moved half way to float adjustment and in September 2005 the indices will move to full float adjustment.

S&P 600 (SmallCap)...........   The S&P SmallCap Index is published by S&P and
                                is intended to provide a benchmark for
                                performance measurement of the small
                                capitalization segment of the U.S. equity markets. It tracks the stock price movement of 600 companies with mid-sized market capitalizations, primarily ranging from $300 million to $1 billion. The calculation of the value of the S&P SmallCap Index (discussed below in further detail) is based on the relative value of the aggregate Market Value
                                (as defined below) of the common stocks of 600 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 600 similar companies from the base period of December 31, 1993. The "Market Value" of any
                                Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. S&P chooses companies for inclusion in the S&P
                                SmallCap Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the small capitalization segment of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P SmallCap Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely held and the Market Value and trading activity of the common stock of that company.

                                The S&P SmallCap Index is calculated using a base-weighted aggregate methodology: the level of the S&P SmallCap Index reflects the total Market Value of all 600 Component Stocks relative to the S&P SmallCap Index's base period of December 31, 1993 (the "Base Period"). An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 100. This is often indicated by the notation December 31, 1993=100. In practice, the daily calculation of the S&P SmallCap Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P SmallCap Index, it is the only link to the original base period value of the S&P SmallCap Index. The Index Divisor keeps the S&P SmallCap Index comparable over time and is the manipulation point for all adjustments to the S&P SmallCap Index ("Index Maintenance"). Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

                                The maintenance adjustments for the S&P
                                SmallCap Index and Index Divisor adjustments required by certain corporate actions are the same as for the S&P 500 Index described above.

The MSCI EAFE Index..........   We have derived all information contained in
                                this pricing supplement regarding the MSCI EAFE
                                Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters
                                Limited. See "--Affiliation of MSCI, MS & Co.
                                and Morgan Stanley" below. Neither MSCI nor
                                Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE
                                Index.

                                The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

                                Index Calculation

                                The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the "Component Securities") constituting the MSCI indexes for the 21 selected countries (the "Component Country Indices"). Each Component Country Index is a sampling of equity securities across industry groups in such country's equity markets. See "--Maintenance of the MSCI EAFE Index and the Component Country Indices" below.

                                Prices used to calculate the Component
                                Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM

                                Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

                                Maintenance of the MSCI EAFE Index and the Component Country Indices

                                In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled Index close of each February, May, August and November.

                                MSCI may add additional Component Country
                                Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

                                Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI EAFE Index.

                                MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

                                Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

                                Selection of Component Securities and
                                Calculating and Adjusting for Free Float

                                The selection of the Component Securities for each Component Country Index is based on the following guidelines:

                                (i) Define the universe of listed securities within each country;

                                (ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

                                (iii) Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

                                (iv) Select securities for inclusion according to MSCI's index construction rules and guidelines.

                                These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

                                The MSCI EAFE Index is Subject to Currency
                                Exchange Risk

                                Because the closing prices of the Component
                                Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any Supplemental Redemption Amount. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

                                Affiliation of MSCI, MS & Co. and Morgan
                                Stanley

                                Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI(R) is a registered trademark and service mark of MSCI.

                                Because each of MSCI and MS & Co. is a
                                subsidiary of Morgan Stanley, the economic interests of MSCI and MS & Co. may be adverse to the investors in the Notes, including with respect to certain determinations and judgments made in determining the MSCI EAFE Index. The policies and judgments for which MSCI is responsible concerning additions, deletions and substitutions of the component country indices and corresponding component securities comprising the MSCI EAFE Index and the manner in which certain changes affecting such component securities are taken into account may affect the value of the MSCI EAFE Index. Furthermore, the policies and judgments for which MSCI is responsible with respect to the calculation of the MSCI EAFE Index, including, without limitation, the selection of the foreign exchange rates used for the purpose of establishing the daily prices of the component securities, could also affect the value of the MSCI EAFE Index. It is also possible that MSCI may discontinue or suspend calculation or dissemination of the MSCI EAFE Index and that, consequently, MS & Co., as Calculation Agent, also an Affiliate of Morgan Stanley, would have to select a Successor or Substitute Index from which to calculate the Selected Index Performance and the Supplemental Redemption Amount. Any such actions or judgments could adversely affect the value of the Notes.

                                MSCI maintains policies and procedures
                                regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the MSCI EAFE Index prior to its dissemination.

                                It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

Discontinuance of an
 Underlying Index; Alteration
 of Method of Calculation....   If the publication of any Underlying Index is
                                discontinued and a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be similar to the discontinued Underlying Index
                                (such index being referred to herein as a "Successor Index") is published, then any subsequent S&P 500/Citigroup Growth Index
                                Closing Value, S&P 500/Citigroup Value Index
                                Closing Value, S&P SmallCap 600/Citigroup
                                Growth Index Closing Value or MSCI EAFE Index
                                Closing Value, as applicable (each, an "Index
                                Closing Value"), will be determined by
                                reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the Relevant
                                Exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                                The Successor Index with respect to a
                                discontinued Underlying Index will be
                                determined as follows: (i) the S&P
                                500/Citigroup Growth Index will be replaced with a U.S. based large capitalization, growth style index, (ii) the S&P 500/Citigroup Value Index will be replaced with a U.S. based large capitalization, value style index, (iii) the S&P SmallCap 600/Citigroup Growth Index will be replaced with a U.S. based small capitalization, growth style index and (iv) the MSCI EAFE Index will be replaced with an international (excluding North America) developed markets index. In the event the Calculation Agent determines that such replacement index does not exist for a discontinued Underlying Index, the Calculation Agent will identify, in its sole discretion, a Successor Index that it deems to be comparable to the discontinued Underlying Index.

                                Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                If the publication of a an Underlying Index is discontinued prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the relevant Index Closing Value for such date in accordance with the formula for calculating such Underlying Index last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising such Underlying Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of any of the Underlying Indices may adversely affect the value of the Notes.

                                If at any time the method of calculating an Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if an Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Underlying Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will determine the Final Index Value for each Underlying Index with reference to such Underlying Index or such Successor Index, as adjusted. Accordingly, if the method of calculating such Underlying Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Underlying Index or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

Historical Information.......   The following table sets forth the published
                                high and low Index Closing Values for each Underlying Index, as well as end-of-quarter
                                Index Closing Values for, in the case of each of the S&P 500/Citigroup Growth Index, the S&P
                                500/Citigroup Value Index and the S&P SmallCap
                                600/Citigroup Growth Index, each quarter in the period from January 1, 2001 through February
                                17, 2006, and, in the case of the MSCI EAFE
                                Index, each quarter in the period from January
                                1, 2001 through February 20, 2006. The S&P
                                500/Citigroup Growth Index Closing Value, the
                                S&P 500/Citigroup Value Index Closing Value, the S&P SmallCap 600/Citigroup Growth Index
                                Closing Value on February 17, 2006 were 609.52,
                                674.10 and 249.82, respectively. The MSCI EAFE
                                Index Closing Value on February 20, 2006 was
                                1,745.96. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification. The historical values of the Underlying Indices should not be taken as an indication of future performance. The value of the relevant
                                Underlying Indices may be lower on the
                                Determination Dates than on the Pricing Date so that you will receive only the $1,000 principal amount of Notes at maturity. We cannot give you any assurance that, for any Underlying Index on any Determination Date, the Final Index Value will be higher than the Initial Index Value.

                                    S&P 500/Citigroup Growth Index      High       Low     Period End
                                ------------------------------------- --------  --------  -----------
                                2001
                                First Quarter.......................    713.23    545.15     566.78
                                Second Quarter......................    657.18    534.68     609.48
                                Third Quarter.......................    617.52    489.50     527.38
                                Fourth Quarter......................    608.64    528.03     594.61
                                2002
                                First Quarter.......................    607.26    567.60     588.42
                                Second Quarter......................    589.72    484.30     491.35
                                Third Quarter.......................    496.04    410.09     420.60
                                Fourth Quarter......................    483.00    411.43     448.83
                                2003
                                First Quarter.......................    474.21    417.28     443.47
                                Second Quarter......................    513.52    447.07     495.70
                                Third Quarter.......................    531.02    489.18     507.69
                                Fourth Quarter......................    555.89    519.22     555.89
                                2004
                                First Quarter.......................    577.78    537.12     554.29
                                Second Quarter......................    570.47    542.58     567.36
                                Third Quarter.......................    560.64    519.94     538.29
                                Fourth Quarter......................    583.49    529.01     582.04
                                2005
                                First Quarter.......................    589.19    559.13     569.05
                                Second Quarter......................    583.18    549.78     567.72
                                Third Quarter.......................    597.54    569.10     587.08
                                Fourth Quarter......................    608.42    564.94     596.52
                                2006
                                First Quarter (through February 17,
                                2006)...............................    619.45    596.39     609.52

                                     S&P 500/Citigroup Value Index     High       Low     Period End
                                ------------------------------------- -------  --------- -----------
                                2001
                                First Quarter.......................   665.39    567.54     592.27
                                Second Quarter......................   656.01    566.88     615.65

                                     S&P 500/Citigroup Value Index     High       Low     Period End
                                ------------------------------------- -------  --------- -----------
                                Third Quarter.......................   619.81    476.47     513.64
                                Fourth Quarter......................   561.18    510.62     552.03
                                2002
                                First Quarter.......................   566.21    507.18     556.99
                                Second Quarter......................   555.01    481.06     495.30
                                Third Quarter.......................   492.05    384.85     391.83
                                Fourth Quarter......................   452.59    361.10     427.98
                                2003
                                First Quarter.......................   454.24    380.63     402.18
                                Second Quarter......................   496.35    408.79     475.47
                                Third Quarter.......................   505.10    472.04     484.92
                                Fourth Quarter......................   551.93    495.57     551.93
                                2004
                                First Quarter.......................   580.85    549.32     567.60
                                Second Quarter......................   577.49    535.46     569.25
                                Third Quarter.......................   577.51    539.22     572.19
                                Fourth Quarter......................   626.07    560.81     625.54
                                2005
                                First Quarter.......................   631.69    597.95     607.20
                                Second Quarter......................   629.48    583.47     619.55
                                Third Quarter.......................   643.63    621.28     637.50
                                Fourth Quarter......................   660.38    604.45     647.55
                                2006
                                First Quarter (through February 17,
                                2006)...............................   674.59    653.05     674.10

                                                                                               Period
                                S&P SmallCap 600/Citigroup Growth Index    High       Low        End
                                ---------------------------------------- --------- ---------  ---------
                                2001
                                First Quarter........................      159.32    130.64     136.79
                                Second Quarter.......................      162.24    127.66     156.84
                                Third Quarter........................      153.92    121.01     129.54
                                Fourth Quarter.......................      157.06    127.10     155.56
                                2002
                                First Quarter........................      160.99    146.77     160.99
                                Second Quarter.......................      165.67    143.12     146.45
                                Third Quarter........................      141.96    117.11     124.84
                                Fourth Quarter.......................      138.38    114.21     131.05
                                2003
                                First Quarter........................      135.60    118.02     126.17
                                Second Quarter.......................      149.71    126.50     147.27
                                Third Quarter........................      168.10    147.71     158.55
                                Fourth Quarter.......................      181.33    161.96     178.83
                                2004
                                First Quarter........................      192.12    178.63     188.82
                                Second Quarter.......................      196.90    175.98     196.90
                                Third Quarter........................      194.26    171.88     190.65
                                Fourth Quarter.......................      217.60    188.09     217.05
                                2005
                                First Quarter........................      224.21    205.39     212.94
                                Second Quarter.......................      222.03    199.41     220.60
                                Third Quarter........................      237.06    221.93     234.85
                                Fourth Quarter.......................      243.27    218.19     235.52
                                2006
                                First Quarter (through February 17,
                                2006)..........................            253.13    239.12     249.82

                                                                                               Period
                                            MSCI EAFE Index                High       Low        End
                                -------------------------------------- ----------- -------- -----------
                                2001
                                First Quarter........................    1,495.36  1,220.79   1,282.99
                                Second Quarter.......................    1,386.40  1,248.98   1,261.49
                                Third Quarter........................    1,271.95    995.59   1,080.95
                                Fourth Quarter.......................    1,178.79  1,072.45   1,154.96

                                                                                               Period
                                            MSCI EAFE Index                High       Low        End
                                -------------------------------------- ----------- -------- -----------
                                2002
                                First Quarter........................    1,179.43  1,060.01   1,155.60
                                Second Quarter.......................    1,190.24  1,073.77   1,123.01
                                Third Quarter........................    1,128.11    881.44     897.05
                                Fourth Quarter.......................      988.28    857.43     952.65
                                2003
                                First Quarter........................      984.21    823.51     868.55
                                Second Quarter.......................    1,074.97    876.58   1,025.74
                                Third Quarter........................    1,138.13  1,024.11   1,103.39
                                Fourth Quarter.......................    1,288.77  1,124.33   1,288.77
                                2004
                                First Quarter........................    1,365.62  1,286.25   1,337.07
                                Second Quarter.......................    1,360.32  1,226.65   1,327.97
                                Third Quarter........................    1,328.19  1,258.55   1,318.03
                                Fourth Quarter.......................    1,515.48  1,329.37   1,515.48
                                2005
                                First Quarter........................    1,568.18  1,462.16   1,503.85
                                Second Quarter.......................    1,518.07  1,439.66   1,473.72
                                Third Quarter........................    1,618.84  1,450.18   1,618.84
                                Fourth Quarter.......................    1,696.07  1,533.92   1,680.13
                                2006
                                First Quarter (through February 20,
                                2006)................................    1,783.86  1,684.06   1,745.96

Use of Proceeds and
Hedging......................   The net proceeds we receive from the sale of
                                the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's
                                Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the Underlying Indices, in futures or options contracts on the Underlying Indices or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially have increased the value of the Underlying Indices, and, therefore, effectively increased the value at which the Underlying Indices must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on Determination Dates, by purchasing and selling the stocks underlying the Underlying Indices, futures or options contracts on the Underlying Indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the Underlying Indices and, therefore, adversely affect the value of the Underlying Indices on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information
 Concerning Plan of
 Distribution................   Under the terms and subject to the conditions
                                contained in the U.S. distribution agreement referred to in the prospectus supplement dated
                                January 25, 2006 under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of 0.80% per Note to other dealers, which may include Morgan
                                Stanley DW Inc., Morgan Stanley & Co.
                                International Limited and Bank Morgan Stanley
                                AG. We expect to deliver the Notes against payment therefor in New York, New York on February 23, 2006. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the Underlying Indices in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                General

                                No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                Brazil

                                The Notes have not been and will not be
                                registered with the Comissao de Calores
                                Mobiliarios (The Brazilian Securities
                                Commission). The Notes may not be offered or sold in the Federative Republic of Brazil ("Brazil") except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

                                Chile

                                The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                Hong Kong

                                No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

                                Mexico

                                The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in

                                Mexico. This pricing supplement and the
                                accompanying prospectus supplement and
                                prospectus may not be publicly distributed in Mexico.

                                Singapore

                                The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

                                (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the "SFA"));

                                (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

                                (c) a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

                                (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

License Agreement between
  S&P and Morgan Stanley.....   S&P and Morgan Stanley have entered into a
                                non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P
                                500/Citigroup Growth Index, the S&P
                                500/Citigroup Value Index and the S&P
                                600/Citigroup Growth Index (the "Indices"), which are owned and published by S&P, in connection with securities, including these
                                Notes.

                                The license agreement between S&P and Morgan
                                Stanley provides that the following language must be set forth in this prospectus supplement:

                                The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Indices to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the Indices, which are determined, composed and calculated by S&P without regard to us or the Notes. S&P has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the Indices. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                "Standard & Poor's(R)," "S&P(R)," "S&P 500(R),"
                                "S&P 500/Citigroup Growth," "S&P 500/Citigroup Value," "S&P SmallCap 600(R)" and "S&P SmallCap 600/Citigroup Growth" are trademarks of The McGraw-Hill Companies, Inc. and Citigroup, Inc. and have been licensed for use by Morgan Stanley.

License Agreement between
 MSCI and Morgan Stanley.....   MSCI and Morgan Stanley have entered into a
                                non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI EAFE Index, which is owned and published by MSCI, in connection with certain securities, including the Notes.

                                The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.

                                MSCI AND THE MSCI INDEX NAMES ARE SERVICE
                                MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. NO MSCI PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE INVESTORS IN THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR INVESTOR IN THE NOTES. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR INVESTORS IN THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE INVESTORS IN THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

                                ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR
                                INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT,

                                SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this pricing supplement or the accompanying prospectus supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the Notes.

                                No purchaser, seller or holder of this
                                security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

ERISA Matters for Pension
 Plans and Insurance
 Companies....................  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                Because we may be considered a party in
                                interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not
                                prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                                Section 406 of ERISA or Section 4975 of the
                                Code or (b) its purchase, holding and
                                disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                Purchasers of the Notes have exclusive
                                responsibility for ensuring that their
                                purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income
Taxation.....................   In the opinion of Davis Polk & Wardwell, our
                                counsel, the Notes will be treated as
                                "contingent payment debt instruments" for U.S.
                                federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called "United States Federal
                                Taxation."

                                U.S. Holders

                                Please read the discussions in the Tax
                                Disclosure Sections of the accompanying
                                prospectus supplement concerning the U.S.
                                federal income tax consequences of investing in the Notes.

                                In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                We have determined that the "comparable yield" is an annual rate of 5.2675% compounded semi-annually, as described in the Tax Disclosure Sections of the accompanying prospectus supplement. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,231.3530 due at maturity.

                                Based upon our determination of the comparable yield and the projected payment schedule, the following table states the amount of OID (without taking into account any adjustments described in the Tax Disclosure Sections of the accompanying prospectus supplement) that will be deemed to have accrued with respect to a Note for each calendar year assuming a day count convention of 30 days per month and 360 days per year):

                                                                                  TOTAL OID DEEMED
                                                                       OID        TO HAVE ACCRUED
                                                                    DEEMED TO      FROM ORIGINAL
                                                                  ACCRUE DURING   ISSUE DATE (PER
                                                                  CALENDAR YEAR   NOTE) AS OF END
                                          CALENDAR YEAR             (PER NOTE)    OF CALENDAR YEAR
                                ------------------------------- ---------------- -----------------
                                Original Issue Date through
                                December 31, 2006.............        $45.4095       $45.4095
                                January 1, 2007 through
                                December 31, 2007.............        $55.7921      $101.2016
                                January 1, 2008 through
                                December 31, 2008.............        $58.7697      $159.9713
                                January 1, 2009 through
                                December 31, 2009.............        $61.9061      $221.8774
                                January 1, 2010 through
                                February 8, 2010..............         $9.4756      $231.3530

                                The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                                Non-U.S. Holders

                                Please read the discussions under "United
                                States Federal Taxation -- Tax Consequences to Non-U.S. Holders" in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes.

                                You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.